As filed with the Securities and Exchange Commission on October 24, 2014

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Cheetah Mobile Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

12/F, Fosun International Center Tower

No. 237 Chaoyang North Road

Chaoyang District, Beijing 100022

People’s Republic of China

Tel: +86-10-6292-7779

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2013 Equity Incentive Plan

2014 Restricted Shares Plan

(Full title of the plan)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, New York 10017

(212) 750-6474

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Copies to:

Ka Wai Andy Yeung

Chief Financial Officer

Cheetah Mobile Inc.

12/F, Fosun International Center Tower

No. 237 Chaoyang North Road

Chaoyang District, Beijing 100022

People’s Republic of China

Tel: +86-10-6292-7779

Z. Julie Gao, Esq. Will H. Cai, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower The Landmark 15 Queen’s Road Central Hong Kong +852-3740-4700

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class B ordinary shares, par value US$0.000025 per share	52,478,131 (3)	0.34 (3)	$17,842,564.54	$2,073.31
Class A ordinary shares, par value US$0.000025 per share	3,185,000 (4)	0.34 (4)	$1,082,900.00	$125.83
Class A ordinary shares, par value US$0.000025 per share	8,834,587 (5)	1.7835 (5)	$15,756,485.91	$1,830.90
Class A ordinary shares, par value US$0.000025 per share	122,545,665 (6)	1.7835 (6)	$218,560,193.53	$25,396.69
Total Class A ordinary shares	134,565,252	—	$235,399,579.44	$27,353.43
Total Class B ordinary shares	52,478,131	—	$17,842,564.54	$2,073.31
Total			$253,242,143.98	$29,426.74

(1)	The Class A ordinary shares may be represented by the Registrant’s ADSs, each of which represents ten Class A ordinary shares. The Registrant’s ADSs issuable upon deposit of the Class A ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (333-195489). There is no trading market for the Class B ordinary shares. The Class B ordinary shares may be converted into Class A ordinary shares according to the terms and provisions of the Registrant’s memorandum and articles of association.
(2)	Represents shares issuable upon exercise of options and pursuant to other awards granted under the 2013 Equity Incentive Plan (the “2013 Plan”) and shares issuable upon vesting (and purchase, if applicable) of restricted shares and restricted share units under the 2014 Restricted Shares Plan ( the “2014 Plan”; together with the 2013 Plan, the “Plans”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the Plans.
(3)	The amount of Class B ordinary shares to be registered represents restricted shares granted with a purchase price under the 2013 Plan before the completion of the initial public offering of ADSs by the Registrant on May 13, 2014 and which remain outstanding as of the date of this registration statement. The corresponding proposed maximum offering price per share represents the purchase price of the restricted shares so granted in accordance with Rule 457(h).
(4)	The amount of Class A ordinary shares to be registered represents restricted shares granted with a purchase price under the 2013 Plan after the completion of the initial public offering of ADSs by the Registrant on May 13, 2014 and which remain outstanding as of the date of this registration statement. The corresponding proposed maximum offering price per share represents the purchase price of the restricted shares so granted in accordance with Rule 457(h).
(5)	These Class A ordinary shares are reserved for future grants of awards under the 2013 Plan, and the corresponding proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on the average of the high and low prices for the ADSs representing the Registrant’s Class A ordinary shares as quoted on The New York Stock Exchange on October 23, 2014.
(6)	These shares are reserved for future grants of awards under the 2014 Plan, and the corresponding proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on the average of the high and low prices for the ADSs representing the Registrant’s Class A ordinary shares as quoted on The New York Stock Exchange on October 23, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants covered by the Plans, as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed by Cheetah Mobile Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)	The Registrant’s prospectus dated May 7, 2014 filed with the Commission on May 8, 2014 pursuant to Rule 424(b)(4) under the Securities Act; and

(b)	The description of the Registrant’s Class A ordinary shares incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 001-36427) filed with the Commission on April 25, 2014, including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement. Reports on Form 6-K that the Registrant furnishes to the Commission will only be deemed incorporated by reference into this registration statement if such Report on Form 6-K so states that it is incorporated by reference herein.

Item 4.	Description of Securities

Description of Class B Ordinary Shares

The Registrant has two classes of ordinary shares, the Class A ordinary shares and the Class B ordinary shares. The Class A ordinary shares are registered under Section 12 of the Exchange Act and the American depositary shares repesenting Class A ordinary shares are listed on the New York Stock Exchange under the symbol “CMCM.”

The Class B ordinary shares are not publicly traded and are not registered under Section 12 of the Exchange Act. The Class A ordinary shares and Class B ordinary shares differ only with respect to voting rights and conversion rights, which are discussed below. The following is a description of the Class B ordinary shares.

Voting Rights

Holders of Class A ordinary shares and Class B ordinary shares will at all times vote together as one class on all resolutions submitted to a vote by the shareholders. Each Class A ordinary share is entitled to one vote on all matters subject to vote at general meetings of the Registrant, and each Class B ordinary share is entitled to ten votes on all matters subject to vote at general meetings of the Registrant.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of votes attached to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of votes cast attached to the ordinary shares. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of the Registrant, as permitted by the Companies Law (2013 Revision) of the Cayman Islands, or the Companies Law, and the memorandum and articles of association of the Registrant, or the M&AA. A special resolution will be required for important matters such as a change of name or making changes to the M&AA.

Dividend Rights

The holders of both Class A ordinary shares and Class B ordinary shares are entitled to such dividends as may be declared by the board of directors (provided always that dividends may be declared and paid only out of funds legally available therefor, namely out of either profit or the share premium account).

Conversion Rights

Class B ordinary shares may be converted into the same number of Class A ordinary shares by the holders thereof at any time, while Class A ordinary shares cannot be converted into Class B ordinary shares under any circumstances.

Upon any sale, transfer, assignment or disposition of any Class B ordinary share by a shareholder of the Registrant (a) to any person who is not an affiliate of such shareholder, or (b) to any person who is a competitor in one or more privately negotiated transactions, such Class B ordinary share will be automatically and immediately converted into one Class A ordinary share.

In addition, upon any sale, transfer, assignment or disposition of a majority of the voting power or all or substantially all of the assets of a shareholder holding Class B ordinary shares of the Registrant (a) to any person who is not an affiliate of such shareholder, or (b) to any person who is a competitor, all Class B ordinary shares held by such shareholder shall be automatically and immediately converted into the same number of Class A ordinary shares.

However, the following circumstances will not be deemed to be a sale, transfer, assignment or disposition of Class B ordinary shares: (1) the creation of any pledge, charge, encumbrance or other third party right on any Class B ordinary shares to secure a holder’s contractual or legal obligations unless and until any such third party right is enforced and results in the third party holding legal title to the related Class B ordinary shares, in which case all the related Class B ordinary shares will be automatically converted into the same number of Class A ordinary shares, and (2) any transfer, assignment or disposition of Class B ordinary share from (x) Core Pacific-Yamachi International (H.K.) Nominees Limited or any other trusts established for the benefit of participants in any share incentive plans established by the Registrant to (y) any such participant or to any affiliate of such participant.

Liquidation Rights

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares will be distributed among the holders of the Class A and Class B ordinary shares on a pro rata basis. If the assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by the shareholders proportionately. The Registrant is a “limited liability” company incorporated under the Companies Law, and under the Companies Law, the liability of the shareholders is limited to the amount, if any, unpaid on the shares respectively held by them. The Registrant’s memorandum of association contains a declaration that the liability of its shareholders is so limited.

Miscellaneous

Holders of Class A ordinary shares and Class B ordinary shares do not have any pre-emptive rights, other subscription rights, redemption rights or sinking fund rights.

There is no classification of the board of directors, and there is no cumulative voting by shareholders of any class or series in the election of directors of the Registrant.

Provisions of M&AA Affecting Changes in Control

Dual Class Structure

The Registrant has two classes of ordinary shares, Class A ordinary shares and Class B ordinary shares. Each Class B ordinary share entitles the holder of record to ten votes for each share held, while each Class A ordinary share entitles the record holder to only one vote per share. As of the date of the filing of this Registration Statement, Kingsoft Corporation Limited, the parent company of the Registrant, and FaX Vision Corporation, a company jointly owned by the founders, beneficially own an aggregate of 827,806,049 Class B ordinary shares and 5,040,877 Class A ordinary shares, or 59.5% of the then outstanding shares, and 66.6% of the then total voting power.

The Registrant’s dual class share structure has essentially prevented, or made highly unlikely, any action requiring shareholder approval that Kingsoft Corporation Limited and FaX Vision Corporation do not support, including actions that may have effected a change in control of the Registrant.

Issuance of preferred shares by the Board

Provisions of the M&AA may discourage, delay or prevent a change in control of the Registrant or management that shareholders may consider favorable, including provisions that authorize the board of directors to issue, without any further vote or action by the shareholders, preference shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights, and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with the Class A and Class B ordinary shares. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of the Registrant or make removal of management more difficult.

Foreign Restrictions on Holding of Class B Ordinary Shares

The Registrant is an exempted company limited by shares incorporated under the laws of the Cayman Islands. The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Registrant levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of, the Cayman Islands. There are no exchange control regulations or currency restrictions in the Cayman Islands. Additionally, upon payments of dividends by the Registrant to its shareholders, no Cayman Islands withholding tax will be imposed.

There are no limitations on the right of non-resident or foreign owners to hold or vote Class B ordinary shares imposed by the laws of the Cayman Islands or by the M&AA of the Registrant.

The Cayman Islands is not a party to any double tax treaties which are applicable to any payments made by or to the Registrant.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s fourth amended and restated articles of association, adopted by its shareholders on April 2, 2014, provide that the Registrant shall indemnify each of its directors and officers against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such director or officer, other than by reason of such person’s own dishonesty, wilful default or fraud, in or about the conduct of the Registrant’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning the Registrant or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the indemnification agreements, the form of which was filed as Exhibit 10.3 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-194996), the Registrant has agreed to indemnify its directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The Underwriting Agreement, the form of which was filed as Exhibit 1.1 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-194996), also provides for indemnification by the underwriters of the Registrant and its directors and officers for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to the Registrant in writing expressly for use in such registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant also maintains a directors and officers liability insurance policy for its directors and officers.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

See the Index to Exhibits attached hereto.

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on October 24, 2014.

Cheetah Mobile Inc.

By:	/s/ Sheng Fu
	Name:	Sheng Fu
	Title:	Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of Sheng Fu and Ka Wai Andy Yeung, with full power to act alone, as his true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jun Lei	Chairman of the Board of Directors	October 24, 2014
Jun Lei

/s/ Sheung Fu	Chief Executive Officer and Director (principal executive officer)	October 24, 2014
Sheng Fu

/s/ Ka Wai Andy Yeung	Chief Financial Officer (principal financial and accounting officer)	October 24, 2014
Ka Wai Andy Yeung

/s/ Hongjiang Zhang	Director	October 24, 2014
Hongjiang Zhang

Signature	Title	Date

/s/ Yuk Keung Ng	Director	October 24, 2014
Yuk Keung Ng

/s/ David Ying Zhang	Director	October 24, 2014
David Ying Zhang

/s/ Ke Ding	Director	October 24, 2014
Ke Ding

/s/ Zhijian Peng	Director	October 24, 2014
Zhijian Peng

/s/ Wei Liu	Director	October 24, 2014
Wei Liu

/s/ Richard Weidong Ji	Director	October 24, 2014
Richard Weidong Ji

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Cheetah Mobile Inc., Inc. has signed this registration statement or amendment thereto in New York on October 24, 2014.

Authorized U.S. Representative

By:	/s/ G. Manon
Name: G. Manon, on behalf of Law Debenture Corporate Services Inc.
Title: Service of Process Officer

EXHIBIT INDEX

Exhibit Number	Description

4.1	Fourth Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Exhibit 3.2 to the registration statement on Form F-1, as amended (File No. 333-194996))

4.2	Registrant’s Specimen Certificate for Class A Ordinary Shares (incorporated herein by reference to Exhibit 4.2 to the registration statement on Form F-1, as amended (File No. 333-194996))

4.3*	Deposit Agreement dated May 7, 2014 among the Registrant, the depositary and owners and holders of American Depositary Shares

5.1*	Opinion of Maples and Calder, regarding the legality of the Class A ordinary shares and Class B ordinary shares being registered

10.1	2013 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.2 to the registration statement on Form F-1, as amended (File No. 333-194996))

10.2	2014 Restricted Shares Plan (incorporated herein by reference to Exhibit 10.48 to the registration statement on Form F-1, as amended (File No. 333-194996))

23.1*	Consent of Ernst & Young Hua Ming LLP, independent registered public accounting firm

23.2*	Consent of Maples and Calder (included in Exhibit 5.1)

24.1*	Powers of attorney (included on signature page hereto)

*	Filed herewith.